Exhibit 10.1

FIRST AMENDMENT

TO

Employment Agreement

This FIRST AMENDMENT (the “Amendment”), dated as of March 20, 2024 (“Amendment Date”), to the Employment Agreement (the “Employment Agreement”), dated May16, 2023 (“Effective Date”), is made by and among Torsten Hombeck (“Executive”) and Aspira Women’s Health Inc., for itself and on behalf of its wholly owned affiliates (collectively “Aspira” or “Company”).

RECITALS

A. Aspira is dedicated to the development of novel diagnostic and bio-analytical solutions that help physicians diagnose, gynecologic diseases.

B. Company desires to amend the Employment Agreement for Executive.

NOW, THEREFORE, in consideration of these premises and the covenants set forth below, and for good and valuable consideration, Executive and Company hereby amend the Agreement as follows:

AGREEMENT

1. The parties acknowledge and agree that the First Amended Agreement shall commence on March 13, 2024 and shall continue until March 31, 2025 (“First Amendment Term”).

2. The Agreement is further amended to include the following new paragraph at the end of Section 2 (Compensation) of the Employment Agreement:

In addition, Executive will be eligible for a bonus of up to $50,000 upon the closing of one or more equity or debt financing transactions that result in total aggregate net proceeds to the Company of $3,000,000 or more during the First Amendment Term. The bonus will increase to $100,000 upon the aggregate closing of one or more equity, debt or other financing transactions that result in total net proceeds to the Company of $5,000,000 or more during the First Amendment Term.

By way of example, if Executive raises $3,000,000, in Transaction 1, he shall receive $50,000. If Executive raises another $3,000,000, in a separate and independent Transaction 2, for an aggregate raise of $6,000,000, then he shall instead receive a one-time aggregate total of $100,000 for both Transactions 1 and 2.

Executive is eligible for an additional cash bonus, which amount is to be determined by the Compensation Committee of the Board of Directors, for performance related to the closing of any additional non-dilutive cash generating transactions entered into during the First Amendment Term (collectively, “Bonuses”). Any such pro rata Bonuses will be payable to Executive within 30 days of receipt of proceeds by the Company (but in any event no later than March 31, 2025). Proceeds from facilities or transactions that either existed or occurred prior to the first day of the First Amendment Term are not eligible for the Bonuses under this provision. In case of a Change of Control (as defined in the Employment Agreement) the Executive is eligible to the full Bonuses under this provision and such Bonuses will be payable to Executive within 30 days of entering into definite agreements related to a Change of Control.

3. Except as specifically amended hereby, all other terms and provisions of the Employment Agreement remain in full force and effect.

4. This Amendment may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of executed counterparts of this Amendment or of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Amendment, and such counterparts may be used in lieu of the original for all purposes.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

Torsten Hombeck		ASPIRA WOMEN’S HEALTH INC.

By:	/s/ Torsten Hombeck	By:	/s/ Nicole Sandford
Name:	Torsten Hombeck	Name:	Nicole Sandford
Title:	Chief Financial Officer	Title:	Chief Executive Officer